UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2020

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Tile of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	“HAYN”	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed, Haynes International, Inc. (the “Company”) is party to that certain Third Amended and Restated Loan and Security Agreement (as has been amended, the “Credit Agreement”), among the Company, the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as documentation agent, and Wells Fargo Capital Finance, LLC, as the agent for the Lenders. Pursuant to the Credit Agreement, the Lenders provide the Company with a revolving credit facility of up to $120.0 million subject to certain terms and conditions. The other material terms of the Credit Agreement are described in the Company’s periodic reports filed with the Securities and Exchange Commission, including most recently in the Company’s Form 10-Q for the period ended December 31, 2019.

On March 12, 2020, the Company provided notice to the Lenders that the Company would borrow $30.0 million available under the Credit Agreement. The Company borrowed under the Credit Agreement to add to its current cash balance in order to further secure its liquidity position and to provide financial flexibility given uncertain market conditions as a result of the COVID-19 outbreak. The Company may use the proceeds from the Credit Agreement borrowing for general operating expenses, working capital and other proper corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: March 25, 2020	By:	/s/ Janice Gunst
Janice Gunst
Vice President – General Counsel